Exhibit 10.6

FWD Employee Share Purchase Plan

Plan Rules

adopted by

FWD Group Holdings Limited

with effect on _____________________

WARNING: The contents of this Plan and the documents referred to in it have not been reviewed by any regulatory authority in Hong Kong and the United States. You are advised to exercise caution in relation to the offer of Shares and Restricted Stock Units. If you are in any doubt about any of the contents of this Plan, you should obtain independent professional advice.

This Plan does not constitute an offer or invitation to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies Ordinance”) or the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), and it is made on terms that only the qualifying person (as defined in the Companies Ordinance) to whom this invitation has been addressed is eligible to apply. Shares and Restricted Stock Units offered in relation to the Plan may not be offered or sold in Hong Kong by means of any document, except in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance or which do not constitute an offer to the public within the meaning of that Ordinance.

No person may issue or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to Shares and Restricted Stock Units offered in relation to the Plan, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares and Restricted Stock Units which are or are intended to be disposed of only to persons outside Hong Kong.

Contents

Clause Number	Heading	Page

1.	Definitions and Interpretation	1

2.	Purpose of the Plan	5

3.	Conditions applicable to the granting, acceptance, Vesting and Delivery of Purchase Shares and Award Shares	5

4.	Duration and Termination	6

5.	Administration and disputes	6

6.	Invitation to acquire Purchase Shares	8

7.	Duration of Participation	8

8.	Sources of Purchase Shares and Award Shares	9

9.	Offer Letter and Confirmation Notices	9

10.	Lock-Up Period of Purchase Shares	10

11.	Rights of Award Holders	10

12.	Additional Purchase Shares acquired with Dividends	11

13.	Transfer of RSUs and Purchase Shares	11

14.	Vesting or Lapse of RSUs	11

15.	Delivery of Purchase Shares and Award Shares	13

16.	Maximum number of Award Shares available	14

17.	Malus and Clawback	14

18.	Corporate Events	15

19.	Reorganisation of Capital Structure	16

20.	Amendment to these Plan Rules	16

21.	Cancellation and exchange of RSUs	17

22.	Miscellaneous	17

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1.	Definitions and Interpretation

1.1	Definitions: In these Plan Rules, unless the context otherwise requires, the following expressions have the following meanings:

American Depository Receipt or ADR	the physical certificate evidencing ownership in ADSs, issued by the Depositary and listed on the Stock Exchange;

American Depository Shares or ADS	an equity right representing one or more Shares of the Company, or a fraction of a Share of the Company, held on deposit by the Custodian, which carries the corporate and economic rights of the Shares subject to the terms specified in the American Depository Receipt;

Articles	the memorandum and articles of association of the Company as amended from time to time;

Auditors	the auditors of the Company from time to time;

Authorized Committee	the compensation committee (or any other duly authorized and constituted committee) of the Board acting in accordance with the authority delegated to it by the Board;

Award Holder	any Participant who accepts the Offer in accordance with these Plan Rules and the Offer Letter or (where the context so permits) his Personal Representative(s);

Award Share(s)	the Share(s) underlying the RSUs;

Board	the board of directors of the Company (or its Authorized Committee, unless otherwise specified);

Business Day	any day on which the Stock Exchange is open for the business of dealing in securities;

Cash Payment

an amount in cash to be paid to an Award Holder in satisfaction of RSUs upon its Vesting, which shall be determined by the Company in accordance with the formula set out below:

Cash Payment = A x B

where A is the number of Award Shares to be Delivered and B is the Market Value of a Share on the relevant Vesting Date and the Company's determination of the amount of the Cash Payment shall, in the absence of fraud or manifest error, be binding on the Company and the relevant Award Holder;

Company	PCGI Intermediate Holdings Limited, to be renamed as FWD Group Holdings Limited prior to the Listing;

Companies Act	the Companies Act, Cap 22 (Law 3 of 1961) of the Cayman Islands, as amended and restated from time to time;

Confirmation Notice	a notice issued by the Company or the administrator to the Award Holder pursuant to Clause 9.2 each month confirming the number of Purchase Shares which the Award Holder has acquired with the Purchase Amount and the number of RSUs which the Award Holder has been granted with;

Custodian	the bank appointed to hold any ADSs on deposit upon or after the Listing;

Delivery	the Purchase Shares and Award Shares being allotted and issued or transferred to the Award Holder, and “Deliver”, and “Delivered” shall be construed accordingly;

Depository	the United States bank appointed by the Company to issue any American Depositary Receipts upon or after the Listing;

Eligible Person	an employee, consultant or director employed or engaged by an Employer, whether or not the contract of employment or service is written or oral and comprised in one or more documents and whether full time or part time (except an employee, consultant or director who has submitted his notice of resignation or termination to his Employer or whose contract of employment or service has been terminated (summarily dismissed or otherwise) by his Employer);

Enrollment Period	the period in each calendar year whereby the Plan is open for participation by Eligible Persons;

Employer	in relation to an Eligible Person, means the member of the Group which employs or engages him;

Group	the Company and its subsidiaries;

Hong Kong	the Hong Kong Special Administrative Region of the People’s Republic of China;

Listing	the initial public offering and listing of the Shares on the Stock Exchange;

Listing Date	the date on which the Shares are first listed and from which dealings in the Shares are permitted to take place on the Stock Exchange;

Listing Rules	the Rules Governing the Listing of Securities on the Stock Exchange, as amended or supplemented from time to time;

Lock-Up Period	the period of lock-up which Purchase Shares are subject to in accordance with Clause 10;

Mandate Limit	the total number of Award Shares in respect of RSUs which may be granted under this Plan from time to time pursuant to Clause 16.1, as may be refreshed pursuant to Clause 16.2;

Market Value	in relation to a Share on any day, (a) if listed on any established securities exchange or national market system or quoted or traded on any automated quotation system, the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Board deems reliable, (b) if not listed on an established securities exchange, national market system or automated quotation system, but regularly quoted by a recognized securities dealer, the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Board deems reliable, or (c) if neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, a value established by the Board in its discretion;

Mr. Li	means Mr. Richard Tzar Kai Li;

Offer	the offer from the Company to a Participant in relation to the Purchase Shares and RSUs, as set out in the Offer Letter;

Offer Letter	an offer letter substantially in such form as approved by the Board from the Company to a Participant setting out the terms of the Offer;

Participant	any Eligible Person who receives an Offer pursuant to Clause 9.1;

PCG	Pacific Century Group, an Asia-based private investment group ultimately wholly owned by Mr. Li;

PCG Group	PCG and its subsidiaries, excluding for these purposes, the Group;

Personal Representative	the person or persons who, according to the laws of succession applicable in respect of the death of an individual, is or are entitled to deal with the property of that individual;

Plan	this FWD Employee Share Purchase Plan, as amended from time to time;

Plan Period	has the meaning given to it in Clause 4.3;

Plan Year	has the meaning given to it in Clause 7;

Plan Rules	these rules of the Plan, as amended from time to time;

Purchase Amount	the amount that an Award Holder contributes from his monthly salary to acquire Purchase Shares in accordance with Clause 6;

Purchase Shares	the Shares which are acquired by Award Holders (as facilitated by the Company) under the Plan pursuant to Clause 8;

RSU	a restricted share unit, being a contingent right to receive an Award Share; granted pursuant to and in accordance with the terms and conditions of these Plan Rules and the Offer Letter;

Share	a fully paid Class A ordinary share of the Company, or if applicable, the number or fraction of ADS representing a Class A ordinary share;

Shareholder(s)	the holder(s) of Shares and any other issued shares of the Company (as applicable);

Stock Exchange	a U.S. national securities exchange (i.e., NYSE and NASDAQ) or any other established stock exchange;
subsidiary	has the meaning ascribed to it in the Listing Rules;

Total Award Amount	the total sum contributed by the Company to fund the purchase of Award Shares;

Total Purchase Amount	the sum of all Purchase Amounts paid by Award Holders;

Vesting	the Award Holder becoming entitled to receive the Award Shares underlying the RSUs, and “Vest”, “Vested”, “Unvested” will be construed accordingly;

Vesting Date(s)	has the meaning given to it in Clause 14.1;

Vesting Determination Notice	has the meaning given to it in Clause 14.5; and

Withdrawal Notice	the notice issued by an Award Holder to the Company or the administrator to withdraw his Purchase Shares in accordance with Clause 10.2(c).

1.2	Construction of Reference: In these Plan Rules:

(a)	a reference to any ordinance, statute, statutory provision, rule or regulation includes a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced and includes any order, regulation, instrument, other subordinate legislation, guidance or practice note under the relevant ordinance, statute, provision, rule or regulation;

(b)	a reference to any document (including these Plan Rules) includes a reference to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(c)	a reference to a person includes any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality); and

(d)	a reference to a Clause will be to a clause in these Plan Rules unless the context requires otherwise.

1.3	Interpretation: In these Plan Rules:

(a)	headings are inserted for convenience only and do not affect the construction of these Plan Rules;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include every gender; and

(d)	the rule known as the ejusdem generis rule will not apply and, accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation.

2.	Purpose of the Plan

2.1	Purpose of the Plan: The purpose of the Plan is to:

(a)	provide the Company with a flexible means to retain, incentivize, reward, remunerate and/or compensate its Eligible Persons; and

(b)	drive the performance and growth of the Group’s business by providing Eligible Persons with the opportunity to acquire equity interests in the Company.

2.2	Discretion of the Board: Eligible Persons with more than six months of service with the Group may, at the sole and absolute discretion of the Board, be invited to participate in this Plan through an Offer Letter. This Plan may be (but is not obliged to be) used by the Company, at the discretion of the Board and according to the terms of these Plan Rules, in conjunction with any cash-based compensation, incentive compensation or bonus plan.

2.3	Additional Criteria: For the avoidance of doubt, the Board shall have the sole and absolute discretion to determine if any additional criteria shall apply in respect of eligibility to participate in the Plan.

3.	Conditions applicable to the granting, acceptance, Vesting and Delivery of Purchase Shares and Award Shares

To the extent any applicable law, rule or regulation (including the Listing Rules and any registration requirements) or any internal guideline or code of corporate governance of the Company requires the compliance with or satisfaction of any practice, requirement, condition, approval or obligation in respect of the Offer, grant, acceptance or Vesting of such RSUs or Delivery of such Purchase Shares and/or Award Shares will be subject to full compliance with or satisfaction of all such practices, requirements, conditions, approvals or obligations irrespective of whether they are set out in the Offer Letter, the Confirmation Notices or these Plan Rules. In addition to the terms and conditions provided herein, the Company may require that a Participant make such reasonable covenants, agreements and representations as the Company, in its sole discretion, deems advisable in order to comply with applicable law.

4.	Duration and Termination

4.1	Effective Date: This Plan shall take effect subject to:

(a)	the passing of resolutions by the Board (and the Shareholders, to the extent necessary under applicable law) to approve and adopt this Plan and to authorize the Board to grant RSUs and to allot and issue or otherwise deal with the Shares in connection with this Plan;

(b)	the Stock Exchange granting the approval of the listing of, and permission to deal in, the Shares to be allotted and issued pursuant to this Plan, if applicable; and

(c)	the commencement of trading of the Shares on the Stock Exchange.

4.2	Automatic Termination: If any of the conditions set out in Clause 4.1 above are not satisfied on or before 31 December 2022, this Plan shall terminate immediately and any Offers made or agreed to be made pursuant to this Plan shall be of no effect and no person shall be entitled to any rights or benefits or be under any obligations under or in respect of this Plan.

4.3	Plan Duration: This Plan shall be valid and effective for the period commencing upon the satisfaction of all of the conditions in Clause 4.1 and expiring on the tenth (10th) anniversary thereof or such earlier date as the Plan is terminated at any time by the Company or the Board for any reason (the “Plan Period”). After the Plan Period, the Company cannot make new Offers.

4.4	Validity Period: After the Plan Period, for so long as there are (i) Unvested RSUs or (ii) Purchase Shares which are still subject to the Lock-Up Period, these Plan Rules will remain in full force and effect for the purpose of giving effect to the Vesting of such RSUs and the Delivery of the relevant Award Shares and/or Purchase Shares or otherwise as may be required in accordance with these Plan Rules.

5.	Administration and disputes

5.1	Administration: This Plan will be administered by the Board. The Board shall have the power, at its discretion and based on such factors and circumstances as it considers relevant and appropriate, to make, vary or rescind guidelines, rules or regulations for the administration of this Plan provided such guidelines, rules and regulations are consistent with these Plan Rules and applicable laws, rules and regulations (including the Listing Rules).

5.2	Delegation: The Board may delegate part or all of its powers under the Plan to the Authorized Committee. In the case of a delegation of powers, the Board may retain full authority to exercise all the rights and obligations of the Authorized Committee under the Plan at any time whatsoever, or to delegate them to another committee constituted by the Board.

5.3	Disputes: The decision of the Board on the interpretation of these Plan Rules or any other terms and conditions relating to this Plan, the Purchase Shares, Award Shares or RSUs or whether a circumstance exists which may affect the treatment of any Purchase Shares, Award Shares, RSUs or Award Holder under this Plan will be final, conclusive and binding (in the absence of manifest error) on all parties.

5.4	Powers of the Board: Subject to all applicable laws, rules and regulations or any internal guidelines or code of corporate governance from time to time in force and the terms of these Plan Rules, the Board has the power, at its discretion and based on such factors and circumstances as it considers relevant and appropriate, to:

(a)	issue Offers to Participant(s) whom it selects;

(b)	determine when any Offers will be made;

(c)	determine the terms and conditions of the Offer and the matching ratio of the RSUs;

(d)	determine the percentage of basic salary which a Participant may use to acquire Purchase Shares (and whether there should be a minimum and maximum percentage);

(e)	determine any Vesting conditions applicable to the RSUs;

(f)	determine the Lock-Up Period and Vesting Date(s);

(g)	determine whether the terms and conditions of the RSUs (including but not limited to the terms and conditions for Vesting) have been satisfied and the number of Award Shares to be Delivered to an Award Holder;

(h)	determine all other matters in connection with the grant of the RSUs and the acquisition of the Purchase Shares;

(i)	amend or change the provisions of the Plan Rules under Clause 20.1 or (subject to the written consent of the Award Holder to the extent the consent of the Award Holder is required pursuant to Clause 20.5) any Offer Letters or Confirmation Notices under Clause 20.5 or terminate these Plan Rules under Clause 4.3;

(j)	exercise any powers to determine whether any RSUs have lapsed pursuant to Clause 14.6;

(k)	elect that the Vested RSUs shall be settled by Cash Payment in lieu of the Delivery of the relevant Award Shares to the Award Holder pursuant to Clause 15.4;

(l)	make any adjustment of the outstanding RSUs in the event of a consolidation or subdivision of Shares in the Company whilst any RSUs remain outstanding;

(m)	take any other action in order to operate and administer the Plan in accordance with the terms of these Plan Rules and any applicable law, rule or regulation or any internal guideline or code of corporate governance; and

(n)	make all other decisions and determinations as may be required under the terms of these Plan Rules or as the Board may deem necessary or advisable for the administration of this Plan.

5.5	No liability of members of the Board: Each member of the Board shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any employee, officer, consultant or agent of any member of the Group, or professional advisers retained by any member of the Group in relation to this Plan or these Plan Rules. No member of the Board, nor any employee, officer, consultant, agent or professional adviser acting on behalf of, or according to the direction of, the Board, shall be personally liable for any action, determination or interpretation taken or made with respect to this Plan or these Plan Rules.

5.1	Appointment of an Administrator: The Board may, to the extent permitted by applicable law, appoint a third party administrator to assist with the administration and other matters related to this Plan.

6.	Invitation to acquire Purchase Shares

6.1	Purchase Shares: During the Enrollment Period, the Board may at its sole and absolute discretion invite a Participant to participate in this Plan through an Offer Letter. The Offer Letter shall invite the Participant to acquire a number of Purchase Shares, upon which the Participant will be “matched” with RSUs in accordance with Clause 6.2 below. If the Participant wishes to take part in the Plan, he will be required to indicate in the Offer Letter the percentage of his monthly basic salary he wishes to apply towards the acquisition of the Purchase Shares (and such percentage will determine the Purchase Amount). For the avoidance of doubt, the Offer Letter may specify a minimum and maximum percentage of monthly basic salary that the Participant may apply towards acquiring the Purchase Shares under this Plan. The number of Purchase Shares a Participant acquires will depend on the Purchase Amount and the price of the Shares as set out in Clause 8.

6.2	Matching RSUs: A Participant who acquires Purchase Shares under this Plan in accordance with the terms and conditions herein and as set out in the Offer Letter and the Confirmation Notices shall be offered “matching” RSUs at a ratio specified in the Offer Letter. Details regarding the terms and conditions of the RSUs and the Purchase Shares will be set out in the Offer Letter and the relevant Confirmation Notice.

6.3	Enrollment: The Offer will be open for enrollment by the Participant during the Enrollment Period. Only the Participant can enroll to an Offer and no other person, including his Personal Representative(s), can enroll to it on his behalf, unless otherwise agreed by the Board.

6.4	Manner of Enrollment: A Participant enrolls to the Offer by signing a duplicate copy of the Offer Letter and returning it to the Company together with:

(a)	payment of the Purchase Amount into a designated bank account of the Company (and/or the Employer, as indicated in the Offer Letter); or

(b)	(to the extent permitted by law) signing the necessary authorization documents to allow the Company (or his Employer) to deduct the Purchase Amount from his payroll,

by no later than the last day of the Enrollment Period. Payment of the Purchase Amount pursuant to Clause 6.4(a) must be received by the Company (and/or the Employer, as indicated in the Offer Letter) in cleared funds by no later than the last day of the Enrollment Period. A Participant may also be asked to electronically enroll to the Offer at the direction of the Company. The Company shall confirm to the Participant once the enrollment of the Offer and the Purchase Amount have been received.

6.5	Failure to Enroll: If the Offer is not enrolled in the manner set out in Clause 6.4, it will be deemed to have been irrevocably declined and will automatically lapse. In addition, the Offer will immediately and automatically lapse if, during the Enrollment Period, the Participant gives or receives notice to terminate his employment or service so as to cease to be an Eligible Person.

7.	Duration of Participation

Plan Year: This Plan operates for a period of 12-months each year (the “Plan Year”). A Participant who enrolls to an Offer to participate in this Plan in accordance with Clause 6 must participate for the full Plan Year.

8.	Sources of Purchase Shares and Award Shares

8.1	In order to satisfy (i) the acquisition of Purchase Shares by Award Holders and (ii) the RSUs which will be matched to Award Holders, the Company may at its sole and absolute discretion:

(a)	make on-market purchases of Shares. The Company (or the administrator, as directed by the Company) may purchase the Shares on-market at the prevailing market prices until the Total Purchase Amount and the Total Award Amount have been utilised as far as possible (over a fixed period of days on an aggregate basis if necessary). The Shares acquired by the Company (or the administrator) will be designated as either Purchase Shares or Award Shares. Purchase Shares will be allocated to the Award Holders on the basis of their respective Purchase Amount by reference to the weighted average purchase price of the Shares. Award Shares will be provisionally allocated to Award Holders based on the matching ratio with reference to the number of Purchase Shares; or

(b)	allot and issue fully-paid Shares or transfer treasury Shares. The price of the Purchase Shares shall be the Market Value on the date immediately before the allotment or transfer of the Shares (as the case may be), or if such date is not a Business Day, then the last Business Day before that. The Shares allotted and issued or transferred (as the case may be) will be designated as either Purchase Shares or Award Shares. Purchase Shares will be allocated to the Award Holders on the basis of their respective Purchase Amount divided by the price of the Purchase Shares. Award Shares will be provisionally allocated to Award Holders based on the matching ratio with reference to the number of Purchase Shares.

8.2	The Company shall, to the extent permitted by the Companies Act, provide sufficient funds to the administrator by whatever means as the Board may in its absolute discretion determine to enable the administrator to purchase Shares on-market as may be directed by the Company in accordance with Clause 8.1(a).

9.	Offer Letter and Confirmation Notices

9.1	Offer Letter: Subject to Clause 5.4, each Offer Letter will specify:

(a)	the name of the Participant;

(b)	the Lock-Up Period of the Purchase Shares;

(c)	the matching ratio of Purchase Shares to RSUs;

(d)	the Vesting Date(s);

(e)	any condition(s) to Vesting of the RSUs;

(f)	the Enrollment Period; and

(g)	any other terms and conditions to which the RSUs and/or the Purchase Shares will be subject.

The Offer Letter will contain provisions requiring the Participant to: (i) undertake to hold the RSUs and/or the Purchase Shares (as applicable) on the terms and conditions on which it is granted pursuant to the Offer Letter; and (ii) agree to be bound by these Plan Rules.

9.2	Confirmation Notices: Upon the purchase, allotment and issue or transfer of Purchase Shares by the Company pursuant to Clause 8 above each month, the Company shall confirm to each Award Holder, through a Confirmation Notice:

(a)	the number of Purchase Shares that the Award Holder has acquired with the Purchase Amount; and

(b)	the number of “matching” RSUs the Award Holder has been granted with.

9.3	Timing: No acquisition of Purchase Shares or grant of RSUs shall be made, nor shall any acquisition of Purchase Shares or grant of RSUs be capable of acceptance by, any Award Holder at a time when the Company, the administrator and/or the Award Holder would or might be prohibited from dealing in the Shares by the Listing Rules or by any other applicable laws, regulations or rules (including internal rules and policies).

10.	Lock-Up Period of Purchase Shares

10.1	Lock-Up Period: Purchase Shares acquired by Award Holders under this Plan shall be subject to a Lock-Up Period. During the Lock-Up Period, the Purchase Shares shall be held by the administrator on behalf of Award Holders. All Purchase Shares acquired within the same Plan Year shall be subject to the same Lock-Up Period.

10.2	Expiry of the Lock-Up Period: Unless otherwise specified in the Offer Letter, the Lock-Up Period shall expire on the earlier of:

(a)	three years from the first day of the Plan Year;

(b)	the last day of employment or service of the Award Holder (for whatever reason) in accordance with Clause 14.6; and

(c)	the Company or the administrator acknowledging the receipt of a Withdrawal Notice issued by the Award Holder in accordance with Clause 10.3.

10.3	Withdrawal Notice: Award Holders may access their Purchase Shares by issuing a Withdrawal Notice (in a form to be determined by the Company) to the Company or the administrator after the Plan Year ends. A Withdrawal Notice may only be issued in respect of all (and not part) of the Purchase Shares acquired in that Plan Year (including any subsequent Purchase Shares acquired using the dividends of the original Purchase Shares). If a Withdrawal Notice is issued by an Award Holder before the Vesting Date of the matching RSUs granted in that Plan Year, all such RSUs shall immediately lapse and be forfeited. For the avoidance of doubt, this shall not affect the matching RSUs granted in other Plan Years (if any) provided that the relevant Purchase Shares in respect of those Plan Years have not been withdrawn by the Participant. Purchase Shares which are subject to a Withdrawal Notice will become freely transferable and the restrictions on transferability will cease to apply once the Company or the administrator acknowledges receipt of the Withdrawal Notice.

10.4	Timing of Withdrawal Notice: A Withdrawal Notice may only be issued during the Enrollment Period each year.

11.	Rights of Award Holders

11.1	Award Shares: An Award Holder cannot vote or receive dividends and does not have any right of a Shareholder in respect of RSUs until the Award Shares are Delivered to the Award Holder upon the Vesting of the RSUs.

11.2	Purchase Shares: An Award Holder cannot vote in respect of the Purchase Shares until the expiry of the Lock-Up Period and the relevant Purchase Shares have been Delivered to the Award Holder. Dividends paid on the Purchase Shares during the Lock-Up Period will be used to acquire additional Purchase Shares in accordance with Clause 12.

12.	Additional Purchase Shares acquired with Dividends

12.1	Acquisition of additional Purchase Shares: Upon the payment of dividends on the Purchase Shares, the Company (or the administrator, as directed by the Company) shall use such dividends to acquire additional Purchase Shares for the Award Holders by purchasing Shares on the market in accordance with Clause 8.1(a) or by allotting and issuing Shares or transferring treasury Shares in accordance with Clause 8.1(b).

12.2	Terms and Conditions of additional Purchase Shares: Additional Purchase Shares which are acquired with dividends in accordance with Clause 12.1 shall have the same terms and conditions (including the same Lock-Up Period) as the original Purchase Shares on which the dividends were paid.

12.3	No matching RSUs: For the avoidance of doubt, additional Purchase Shares which are purchased with dividends shall not be matched with further RSUs by the Company.

13.	Transfer of RSUs and Purchase Shares

13.1	Transfer of RSUs: Save with the prior written consent of the Board, an Award Holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favour of any third party over or otherwise dispose of any of his RSUs granted pursuant to this Plan or purport to do any of the foregoing. If an Award Holder does, whether voluntarily or involuntarily, any of the foregoing without the prior written consent of the Board, such RSUs will immediately and automatically lapse.

13.2	Transfer of Purchase Shares: Prior to the expiry of the Lock-Up Period, except with the prior written consent of the Board, an Award Holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favour of any third party over or otherwise dispose of any of his Purchase Shares or purport to do any of the foregoing. If an Award Holder does, whether voluntarily or involuntarily, any of the foregoing without the prior written consent of the Board, the RSUs granted pursuant to this Plan will immediately and automatically lapse.

14.	Vesting or Lapse of RSUs

14.1	Vesting of the RSUs: Subject to the rest of the provisions in this Clause 14 (and other relevant terms and conditions as set out in these Plan Rules and the Offer Letter), RSUs granted pursuant to this Plan shall Vest in three years (or as otherwise specified in the Offer Letter) from the first day of the Plan Year (the “Vesting Date”). The Vesting Date shall be the same for all RSUs granted to Award Holders in the same Plan Year. Prior to the Vesting Date, any Award Shares underlying the RSUs shall be held by the administrator.

14.2	Restrictions on Vesting: No RSUs may Vest if such Vesting would, in the opinion of the Board, be in breach of these Plan Rules, any applicable law, rule or regulation (including the Listing Rules, if applicable) or the terms and conditions of the RSUs.

14.3	Satisfaction of Vesting condition(s): Unless otherwise provided in these Plan Rules, RSUs will not Vest unless and until all applicable conditions to which they are subject have been satisfied (subject to the determination of the number of Award Shares, if any, to be Delivered to the Award Holder in accordance with the satisfaction of the relevant Vesting conditions as provided in the Offer Letter). RSUs granted under this Plan may Vest in full or in part, or not Vest at all, according to the terms and conditions of the Offer Letter and the Confirmation Notices.

14.4	Lapse of RSUs on expiry or failure to satisfy conditions: In addition to Clause 13, Clause 10.3, Clause 14.6 and subject to Clause 14.1, any Unvested RSUs granted in respect of a Plan Year will automatically lapse and become null and void on the earlier of:

(a)	the failure to satisfy the Vesting conditions pursuant to Clause 14.3; and

(b)	(whether the RSUs have Vested or not) the Award Holder failing to obtain all necessary consents or make all necessary registrations referred to in Clause 22.8 within 20 Business Days after the date of any notice by the Board to the Award Holder requesting proof that such consents and registrations have been obtained or made in accordance with Clause 22.8.

14.5	Vesting Determination Notice: Within one month of the Vesting Date, the Board may (but is not obliged to) provide a notice to the Award Holder confirming the number of Award Shares (if any) that will be Delivered pursuant to the Vesting of the RSUs in accordance with the terms and conditions of the Offer Letter, the Confirmation Notices and these Plan Rules (the “Vesting Determination Notice”).

14.6	Treatment of RSUs on the occurrence of certain events

(a)	Cessation of employment or service of an Award Holder due to death, ill health, serious injury or disability, or retirement: If the Award Holder gives or receives notice to terminate his employment or service with the Group before the Vesting Date due to ill health, serious injury or disability, or retirement, or ceases to be an Eligible Person due to death:

(i)	the RSUs shall continue to Vest in accordance with the Vesting Date(s), unless otherwise determined by the Board. The Board may determine whether any changes shall apply to the terms and conditions of any Unvested portion of the Award, and if so, what those changes are; and

(ii)	the Purchase Shares will become freely transferable and the restrictions on transferability referred to in Clause 13.2 above will cease to apply on the last day of the Award Holder’s employment or service with the Group. The Company shall Deliver (or procure the administrator to Deliver) the relevant number of Purchase Shares to the Award Holder (or his Personal Representative, as the case may be) within one month of the last day of his employment or service with the Group.

(b)	Cessation of employment or service of an Award Holder under other circumstances or transfer of employment or service of an Award Holder: If the Award Holder gives or receives notice to terminate his employment or service with the Group before the Vesting Date for any reason other than those specified in Clause 14.6(a) (for the avoidance of doubt, including but not limited to resignation, misconduct, redundancy and any other circumstances), or if the Award Holder was employed or engaged by a member of the Group but transfers to a member of the PCG Group before the Vesting Date:

(i)	the RSUs will lapse in their entirety on the date that the Award Holder gives or receives notice to terminate his employment or service with the Group, unless otherwise determined by the Board; and

(ii)	the Purchase Shares will become freely transferable and the restrictions on transferability referred to in Clause 13.2 above will cease to apply on the last day of the Award Holder’s employment or service with the Group. The Company shall Deliver (or procure the administrator to Deliver) the relevant number of Purchase Shares to the Award Holder within one month of the last day of his employment or service with the Group.

Where the Award Holder was employed or engaged by a member of the Group but transfers to a member of the PCG Group before the Vesting Date, in exceptional circumstances as determined by the Board, the Board may decide that:

(i)	(where the Award Holder transfers to a member of the PCG Group during the Plan Year) the monthly acquisition of Purchase Shares and the granting of matching RSUs shall immediately stop, although any Unvested RSUs may continue to Vest (provided that the relevant Purchase Shares remain under the Lock-Up Period); or

(ii)	(where the Award Holder transfers to a member of the PCG Group after the Plan Year) any Unvested RSUs may continue to Vest (provided that the relevant Purchase Shares shall remain under the Lock-Up Period).

(c)	For the avoidance of doubt, a resolution of the Board to the effect that a person ceases to be an Eligible Person in accordance with Clause 14.6(a) or Clause 14.6(b), as the case may be, will be conclusive and binding on the person.

(d)	References to the Board in this Clause 14.6 excludes any Authorized Committee, unless otherwise directly instructed, authorized or approved by the Board.

15.	Delivery of Purchase Shares and Award Shares

15.1	Delivery of Purchase Shares and Award Shares: Subject to the terms and conditions of these Plan Rules (and the requirement to obtain all necessary consents or file all necessary registrations referred to in Clause 14.4(b) and Clause 22.8), the Offer Letters and the Confirmation Notices:

(a)	the Purchase Shares shall be Delivered at any time up to six weeks after the expiry of the Lock-Up Period; and

(b)	the Award Shares (if any) will be Delivered at any time up to two weeks after the date of the Vesting Determination Notice given in accordance with Clause 14.5. If no Vesting Determination Notice is issued by the Company, then the Award Shares (if any) will be Delivered at any time up to six weeks after the Vesting Date.

15.2	ADSs to be Delivered: If ADSs will be Delivered and the number of Shares represented by an ADS is other than on a one-to-one basis, then the number of ADSs to be Delivered to Award Holders may be adjusted and rounded down to the nearest whole number if necessary, provided that no fractional ADSs will be Delivered to Award Holders. The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Award Holder deliver a stock power, endorsed in blank, relating to such Shares.

15.3	Restrictions on Vesting and Delivery: No RSUs may Vest and no Purchase Shares or Award Shares may be Delivered if such Vesting or Delivery would, in the opinion of the Board, be in breach of these Plan Rules, any applicable law, rule or regulation (including the Listing Rules) or the terms and conditions of the relevant RSUs.

15.4	Cash Payment: The Company may in its sole and absolute discretion pay or procure the payment of a Cash Payment (and the Company may in its discretion pay or procure the payment of the Cash Payment in Hong Kong dollars or the equivalent in the Award Holder’s local currency (converted on the basis of such exchange rate as the Company may in its discretion determine)) in lieu of the Delivery of Award Shares.

15.5	Restrictions: Notwithstanding the foregoing, if the Company, the administrator or any Award Holder would or might be prohibited by the Listing Rules or by any other applicable laws, regulations or rules (including any dealing code of the Company) from dealing in the Shares, the date on which the relevant Purchase Shares and Award Shares shall be Delivered to the Award Holder shall occur as soon as possible after the date when such dealing is permitted.

15.6	Ranking: Purchase Shares and Award Shares Delivered under this Plan will rank pari passu in all respects with the Shares then in issue except for any rights attaching to Shares by reference to a record date before the date of Delivery, provided that in respect of the Purchase Shares, the Award Holder does not have any voting and/or transfer rights until the expiry of the Lock-Up Period (in accordance with Clauses 11.2 and 13.2) and all dividends paid in respect of the Purchase Shares during the Lock-Up shall be used for the acquisition of additional Purchase Shares in accordance with Clause 12.

16.	Maximum number of Award Shares available

16.1	Mandate Limit: Subject to Clause 16.2, the total number of Award Shares in respect of RSUs which may be granted under this Plan must not exceed 20,000,000 Shares. This Mandate Limit is also subject to adjustment according to Clause 19 below. Unless approved pursuant to Clause 16.2, no RSUs shall be granted if such grant will result in the Mandate Limit being exceeded. RSUs which have lapsed (or which have been satisfied by a Cash Payment) according to the terms of these Plan Rules will not be counted for the purpose of calculating the Mandate Limit.

16.2	Refreshing a Mandate Limit: A Mandate Limit may be “refreshed” by the Board (excluding any Authorized Committee for the purpose of this Clause 16.2 unless otherwise directly instructed, authorized or approved by the Board) for such number of Shares as the Board considers appropriate and from time to time, subject to Shareholders’ approval (as necessary) in accordance with applicable laws, rules and regulations (including the Listing Rules).

17.	Malus and Clawback

17.1	Reduction of an Award: If circumstances occur which, in the reasonable opinion of the Board, justify a reduction to the RSUs, the Board may in its discretion at any time before the RSUs are Vested determine that the number of Award Shares in respect of which the RSUs are granted shall be reduced to such number (including to nil) as the Board considers appropriate in the circumstances.

17.2	Clawback of an Award: If circumstances occur which, in the reasonable opinion of the Board, justify a reduction in respect of the RSUs that have already Vested, then the Board may in its discretion determine (acting fairly and reasonably) that the Award Holder should repay to the Company (whether by redemption or repurchase of relevant Award Shares, payment of cash proceeds or deductions from or set offs against any amounts owed to the Award Holder by the Company or any member of the Group) an amount equal to the benefit, calculated on an after-tax basis, that the Award Holder received from such Vesting, provided that the Board may, at its discretion, determine that a lesser amount should be repaid. Each Award Holder shall be deemed to undertake, as a condition of participation in the Plan, to do all things necessary to complete the redemption or repurchase of relevant Award Shares or pay cash in order to comply with this Clause 17 and to expressly authorize deductions from or set offs against any amounts owed to the Award Holder by the Company or any member of the Group.

18.	Corporate Events

18.1	Corporate Events: In the event of:

(a)	a general offer (other than by way of scheme of arrangement pursuant to Clause 18.1(c) below) which is made by any person to acquire all the Shares (other than those already owned by the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer becoming or being declared unconditional prior to the Vesting of the RSUs; or

(b)	an offer by way of proposed merger or amalgamation or otherwise (other than by way of scheme of arrangement pursuant to Clause 18.1(c) below) which is made by any person to acquire all the Shares (other than those already owned by the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer being accepted by the requisite Shareholder vote or notified to Shareholders by delivery of the final plan of merger (as the case may be) prior to the Vesting of the RSUs; or

(c)	an offer by any person for all the Shares (other than those already owned by the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) to be effected by way of scheme of arrangement is made and which is approved by the necessary number of Shareholders at the requisite meeting(s) prior to the Vesting of the RSUs; or

(d)	a compromise or arrangement (other than a scheme of arrangement contemplated in Clause 18.1(c)) between the Company and the Shareholders and/or the creditors of the Company pursuant to the Companies Law is proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation with any other company or companies prior to the Vesting of the RSUs, the Board shall, subject to Clause 18.3 and prior to the offer becoming or being declared unconditional (i) (in the case of Clause 18.1(b)) prior to the date of Shareholder approval or delivery of the plan of merger to Shareholders (as the case may be) or (ii) or (in the case of Clause 18.1(b) or Clause 18.1(c)) prior to the date of the relevant meeting(s), determine in its absolute discretion whether (i) any RSUs which have not yet Vested shall Vest; and (ii) whether the Lock-Up Period shall immediately expire. To the extent that any RSUs do not Vest, such RSUs shall lapse automatically on (in the case of Clause 18.1(a)) the date on which the offer closes; (in the case of Clause 18.1(b)) the date of the Shareholder meeting or delivery of the plan of merger to Shareholders (as the case may be); (in the case of Clause 18.1(c)) the record date for determining entitlements under the scheme of arrangement; and (in the case of Clause 18.1(d)) on the date of the meeting of Shareholders or creditors.

18.2	General Meeting: In the event a notice is given by the Company to the Shareholders to convene a general meeting for the purposes of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company prior to the Vesting of any RSUs, the Company shall give notice thereof to all the Award Holders on the same day as it despatches to the Shareholders the notice convening the meeting. Notwithstanding any other terms on which the RSUs were granted, the RSUs shall Vest in accordance with Clause 18.3 and the Lock-Up Period shall immediately expire. The Company shall as soon as possible and in any event no later than two Business Days immediately prior to the date of the proposed general meeting, procure the Delivery of the relevant number of Purchase Shares (if not yet Delivered) and Award Shares to the Award Holder or procure that a Cash Payment be made to the Award Holder in lieu of Award Shares.

18.3	Accelerated Vesting: The number of Award Shares in respect of which any RSUs Vests pursuant to Clause 18.1 or Clause 18.2 (if any) and the date or dates on which any such Vesting will occur shall be determined by the Board in its absolute discretion by reference to factors which may include (a) the extent to which any Vesting or other conditions to Vesting have been satisfied as at the relevant event and (b) the proportion of the period from the date of grant to the normal Vesting Date that has elapsed as at the relevant event.

19.	Reorganisation of Capital Structure

In the event of an alteration in the capital structure of the Company by way of a capitalisation of profits or reserves, bonus issue, rights issue, open offer, subdivision or consolidation of Shares or reduction of the share capital of the Company in accordance with applicable laws and the Listing Rules (other than any alteration in the capital structure of the Company as a result of an issue of Shares as consideration in a transaction to which the Company or any of its subsidiaries is a party or in connection with any share option, restricted share or other equity-based incentive plans of the Company) whilst any Purchase Shares or Award Shares have not been Delivered, the Board may adjust the nominal value or number of (i) Purchase Shares; (ii) Award Shares underlying the RSUs; and/or (iii) the Mandate Limit as it, in its absolute discretion, thinks fit. In respect of any such adjustments, the Auditors or an independent financial adviser to the Company (as the case may be) must confirm to the Board in writing that the adjustments are in their opinion fair and reasonable.

20.	Amendment to these Plan Rules

20.1	Amendment to these Plan Rules: Subject to Clause 20.4, the Board (excluding any Authorized Committee for the purpose of this Clause 20 unless otherwise directly instructed, authorized or approved by the Board) may amend any of the provisions of these Plan Rules (other than provisions relating to the Mandate Limit) at any time, save for any change of the provision of any Offer Letter or Confirmation Notice which is governed by Clause 20.5.

20.2	Listing: Subject to the provisions of this Clause 20, the Board may at any time by resolution amend or alter the Plan in any way to the extent necessary or desirable, in the opinion of the Board to cause the Plan to comply with, or take into account, any statutory provision or the provision or the regulations of any regulatory or other relevant authority or body or if such amendment or alteration is necessary or desirable in the context of a Listing.

20.3	Accrued rights not affected: No alteration of these Plan Rules will operate to affect adversely any right which any Award Holder has accrued on that date before the effective date of such resolution, save to the extent any such alteration is made to cause these Plan Rules to comply with the relevant requirements of all laws, rules and regulations.

20.4	Compliance with applicable laws: The amended terms of these Plan Rules and the Offer shall comply with the relevant requirements of all laws, rules and regulations (including the Listing Rules).

20.5	Amendment to Offer Letter or Confirmation Notices: Any amendment to the terms of an Offer Letter and/or a Confirmation Notice may be made with the written consent of the Board and the Award Holder, save where the amendments take effect automatically under the terms of these Plan Rules, the Offer Letter and/or the Confirmation Notice, or to the extent any such amendment is made to cause these Plan Rules and the transactions contemplated hereunder to comply with the relevant requirements of all laws, rules and regulations (in which case the written consent of the Award Holder is not required), or to the extent any such amendments are made to correct a manifest error, provided that the amendments shall be consistent with the terms of these Plan Rules and no amendment shall be made if it would result in the Mandate Limit being exceeded.

21.	Cancellation and exchange of RSUs

Cancellation: The Board may at any time with the consent of and on such terms as may be agreed with the Award Holder cancel any RSUs (of part thereof) previously granted but which have not yet Vested or have only partly Vested and offer the Award Holder new RSUs of an equivalent value in the Company under this Plan or another company pursuant to a different equity incentive plan (as applicable). Where the Company cancels RSUs and offers new RSUs under this Plan to the same Award Holder, the offer of such new RSUs may only be made with available Award Shares within the limits approved by Shareholders prescribed by Clause 16.

22.	Miscellaneous

22.1	Costs: The Company will bear the costs of establishing and administering this Plan.

22.2	Not part of service or employment contract: This Plan does not form part of any contract of employment or services between (a) the Company and any Eligible Person; or (b) the Employer and any Eligible Person. The rights and obligations of any Eligible Person under the terms of his employment or provision of services will not be affected by his participation in this Plan. Subject to applicable laws, rules and regulations, this Plan does not give any Eligible Person any additional rights to compensation or damages in consequence of the termination of such employment or office or provision of service for any reason.

22.3	No legal or equitable right: This Plan will not confer on any person any legal or equitable right (other than those constituting the RSUs themselves) against any member of the Group or any member of the PCG Group directly or indirectly or, other than in relation to the rights attached to the RSUs or Purchase Shares themselves, give rise to any cause of action at law or in equity against any member of the Group or any member of the PCG Group.

22.4	No right to participate: The grant of RSUs on a particular basis in any year does not create any right to the grant of RSUs on the same basis, or at all, in any future year. Participation in this Plan at any time does not imply any right to participation, or be considered for participation later.

22.5	Notification of the terms of these Plan Rules: The Board will provide a copy of these Plan Rules to each Participant. The Board will inform each Award Holder of any changes in the terms of these Plan Rules during the life of this Plan as soon as practicable upon such changes taking effect.

22.6	Personal data: By participating in this Plan, each Eligible Person, Participant and Award Holder consents to the collection, holding, processing and transfer (both within Hong Kong and other countries and territories outside of Hong Kong) of any personal information which could identify an Eligible Person, Participant or Award Holder, including, but not limited to, date of birth, home and work address, telephone numbers, e-mail addresses, nationality, tax residency, social security number (or equivalent) or details of the grants made under the Offer Letter (any or all such information being “Personal Data”) by the Group and the PCG Group for all purposes connected with the operation and administration of this Plan, including but not limited to:

(a)	administering and maintaining records;

(b)	providing information to the Company’s advisers, registrars or brokers or any third party administrators, including, without limitation the Central Clearing and Settlement System of Hong Kong Securities Clearing Company Limited;

(c)	providing information to future purchasers of the Company or the business in which the Award Holder, Participant or Eligible Person works;

(d)	transferring Personal Data to a person or entity who is resident in a country or territory outside of Hong Kong that may not provide the same statutory protection for the information as Hong Kong; and

(e)	where required by any applicable law or regulation, transferring Personal Data to governmental or regulatory authorities or courts (including, without limitation, The Stock Exchange of Hong Kong Limited, the Securities and Futures Commission and the tax and foreign exchange authorities in the Cayman Islands).

An Eligible Person, Participant or Award Holder may freely decide whether or not to provide Personal Data to the Group and the PCG Group, but the Offer will be deemed to have been irrevocably declined and will lapse if an Eligible Person, Participant or Award Holder chooses not to provide such Personal Data to the Group and the PCG Group.

22.7	Notice: Any notice or other communication to a Participant or Award Holder may be sent by prepaid post or email to his/her postal address, home address or work e-mail address according to the records of his/her Employer or such other address as the Board considers appropriate.

Any notice or other communication to the Company may be sent by prepaid post or personal delivery to the Group Human Resources Department at the Hong Kong office address or such other address as notified to the Award Holders from time to time or by email to the Group Human Resources Department.

Any notice or other communication served by the Company, an Employer, a Participant or an Award Holder will: (a) if served by post or delivered by hand, be deemed to be served when delivered; and (b) if served by email, be deemed to be served at the time the email enters into and is accepted by the email server of the recipient.

22.8	Consent and registration: A Participant or Award Holder must obtain any governmental, regulatory or other official consent and file all necessary registrations that may be required by any country or jurisdiction in order to permit the acceptance, Vesting or Delivery of his RSUs and/or Purchase Shares, as the case may be. The Company and the Board will not be responsible for any failure by a Participant or Award Holder to obtain any such consent or to file any such registration. The Company will not issue any Award Shares or Purchase Shares to an Award Holder unless, if so requested by the Board, the Award Holder proves to the satisfaction of the Board that all such consents or registrations have been obtained or filed. Each Participant or Award Holder indemnifies and holds harmless the Group and the PCG Group against any action, claim, demand, investigation, loss, liability, damages or fine made or brought and all costs, fees and expenses relating thereto against any member of the Group and any member of the PCG Group which results or may have resulted from his failure to obtain the necessary consents and file the necessary registrations.

22.9	Tax: A Participant or Award Holder must pay all taxes and discharge all other liabilities to which he may become subject as a result of his participation in this Plan, Vesting and Delivery of any Award Shares and/or Purchase Shares (as the case may be). The Company will not be responsible for any tax or other liability to which a Participant or Award Holder may become subject as a result thereof.

22.10	Withholding: Each of the Company and the relevant Employer may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of the Award Shares and/or Purchase Shares. These arrangements may include the sale or reduction in the number of any Award Shares unless the Award Holder discharges the liability himself.

22.11	Directors’ right to vote: A Participant or Award Holder who is a director of the Company may, subject to and in accordance with the Articles and subject as otherwise provided in these Plan Rules, notwithstanding his interest (and notwithstanding he himself may be an Eligible Person), vote on any Board resolution concerning this Plan (other than in respect of his own participation and entitlements under this Plan) and may retain any benefit under this Plan.

22.12	No Third Party Rights: No provisions of these Plan Rules shall be enforceable by virtue of the Contract (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong), by any person other the Company (including the Board), the Employer and the Award Holders.

22.13	Severability: If any provision of these Plan Rules is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in these Plan Rules but without invalidating any of the remaining provisions of these Plan Rules. Any provision of these Plan Rules held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

22.14	Confidentiality: Each Participant or Award Holder, as the case may be, shall treat as strictly confidential all information contained in, or obtained by him in accordance with or in relation to, these Plan Rules (including any notices, letters, agreements and other documents referred to herein), the Offer Letter and the Confirmation Notices and any events or matters referred to herein or therein, except where such information is already in the public domain. Each Participant or Award Holder, as the case may be, shall not, save with the written consent of the Board, at any time disclose or divulge to any person any such information and shall use his best endeavours to prevent the publication or disclosure of any such information.

22.15	Governing law: This Plan (including these Plan Rules) and all Offers made under this Plan will be governed by and construed in accordance with the laws of Hong Kong.

22.16	Arbitration:

(a)	subject to Clause 5.3, any dispute, controversy or claim arising out of or in connection with these Plan Rules or the operation of the Plan, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules, which are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The place of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English;

(b)	the expenses of the arbitration shall be borne as determined by the arbitral tribunal; and

(c)	the parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority or to any regulatory authority.

Appendix to Employee Share Purchase Plan – Supplemental Rules for U.S. Individuals

This Appendix (the “Appendix”) shall apply for each individual who is (i) a Participant and (ii) resident in the United States or subject to U.S. taxation (a “U.S. Participant”). In the event that an Award Holder becomes a U.S. Participant while participating in the Plan, the U.S. Participant’s RSUs, Purchase Shares and Award Shares (collectively, “Awards”) shall be modified in a manner consistent with this Appendix. Words and phrases in this Appendix shall have the same meaning as defined in the Plan Rules, except as provided below. To the extent there is any conflict between the Plan Rules and this Appendix, the terms of this Appendix shall prevail.

1.1	Awards granted to, purchased by or otherwise held by U.S. Participants are intended to be exempt from Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”) (Section 409A of the Code hereinafter referred to as “Section 409A”) and Section 457A of the Code (Section 457A of the Code hereinafter referred to as “Section 457A”). Notwithstanding any other provision of the Plan Rules or a U.S. Participant’s Offer Letter, if at any time the Board determines that any Award of a U.S. Participant (or any portion thereof) may be subject to Section 409A or Section 457A, the Board shall have the right in its sole discretion (without any obligation to do so or to indemnify the U.S. Participant or any other person for failure to do so) to adopt such amendments to the Plan or such Offer Letter, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Board determines are necessary or appropriate for such Award to be exempt from the application of Section 409A and Section 457A and to preserve the intended tax treatment of the benefits provided with respect to the Award. The Group shall have no obligation under this Section 1.1 of the Appendix or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A or Section 457A with respect to any Award and shall have no liability to any U.S. Participant or any other person if any Award, compensation or other benefit under the Plan is determined to constitute non-compliant deferred compensation subject to the imposition of taxes, penalties and/or interest under Section 409A or Section 457A.

1.2	Any deductions from payroll of the Purchase Amount shall not reduce or delay the recognition of a U.S. Participant’s U.S. taxable income, notwithstanding any Holding Period or transferability restrictions with respect to the Purchase Shares.

1.3	No deductions or offsets shall be made by any member of the Group from any payment owing to a U.S. Participant, including as a result of malus, to the extent that such deduction or offset would result in adverse tax consequences under Section 409A or Section 457A or otherwise violate applicable state or local law.

1.4	Notwithstanding anything to the contrary in Clause 15.1 or Clause 18 of the Plan, the Award Shares underlying any RSUs of a U.S. Participant will be Delivered by no later than the earlier to occur of (i) March 15 of the calendar year following the end of the calendar year that includes the Vesting Date of the applicable RSUs and (ii) the first (1st) anniversary of the last day of the Company’s taxable year that includes the Vesting Date of the applicable RSUs. For purposes of the Appendix, “Vesting” and “Vesting Date” shall have the meanings set forth in Section 409A or Section 457A, as applicable (and generally means the time or date after which the U.S. Participant has no additional service- (or, in the case of Section 409A, performance-) vesting requirements to satisfy in order to avoid forfeiture of the RSUs or Award Shares).

1.5	Notwithstanding anything to the contrary in Clause 14.6 of the Plan, in the event a U.S. Participant incurs a termination of employment or service and the Board determines that some or all of the RSUs shall Vest or not lapse, (i) the Vesting Date for such RSUs shall be the date of the U.S. Participant’s termination of employment or service and (ii) Delivery of the Award Shares shall be subject to the timing requirements set forth in Section 1.4 of this Appendix.

1.6	Notwithstanding anything to the contrary in Clause 13 or Clause 15.2 of the Plan, the Vesting or issuance or transfer of Award Shares underlying an Award held by a U.S. Participant shall not be delayed (including if there is a failure by the U.S. Participant to obtain any necessary consents or file any necessary registrations) if such delay would result in adverse tax consequences under Section 409A or Section 457A, as applicable. To the extent that any applicable laws, regulations or rules prevent the Company or any Award Holder from dealing in the Shares beyond the time period for Delivery required by Sections 1.4 and 1.5 of this Appendix, the Award shall be settled with a Cash Payment.